Exhibit 99.1

AAON Announces Promotion of Doug Wichman to EVP & General Manager Role

TULSA, OK, December 1, 2025 — AAON, Inc. (NASDAQ: AAON) (“AAON” or the “Company”), a leader in high-performance and energy-efficient HVAC solutions, announced the promotion of Doug Wichman to executive vice president and general manager of its AAON Business Unit effective January 1, 2026.

In this role, Wichman will lead the teams responsible for translation of corporate objectives into strategic business plans, development and implementation of product roadmaps, oversight of engineering and R&D for semi-custom HVAC solutions, and provision of technical support to channel partners and end-users. Wichman also will collaborate with leaders in sales and operations on the marketing and sale of AAON systems, production of systems to meet customer demand, and procurement of materials and components needed for configurable systems.

Wichman succeeds longtime AAON- and industry-leader Stephen Wakefield, who is moving into an exclusive consultancy role with the Company as an AAON Fellow and principal engineering advisor, also effective January 1.

“We are excited for Doug to take on this role at AAON,” said Matt Tobolski, AAON president and CEO. “Doug’s professional growth during the past 13 years epitomizes the opportunity our company provides for team members. With each new assignment, Doug has expanded his technical knowledge and his leadership abilities, making him the right person to succeed Stephen Wakefield. All of us on the leadership team are thrilled Stephen has graciously agreed to serve as an ongoing consultant for our organization even while he enjoys more time with his family.”

Wichman started with AAON in 2012 as a production and manufacturing engineer based in Tulsa. He eventually became plant manager and director of manufacturing before relocating to Texas four years ago to lead AAON’s Longview facility. This past fall, Wichman returned to Tulsa to work alongside Wakefield as the vice president of business strategy and performance for the AAON Business Unit.

“In my tenure with AAON I have had the privilege to learn, experience, and lead many facets of the business as well as many talented teams,” Wichman said. “Collaboration, innovation, and a sense of fearlessness have been core to our success. The individuals within our organization exemplify industry-leading talent and fuel the trajectory we are on. Leveraging this talent, building collaborative relationships, and staying true to innovation will be key to our future.”

That future will continue to be shaped by Stephen Wakefield, who will draw upon more than 25 years of experience across all aspects of operations, engineering, and product design in his new role as principal engineering advisor.

“AAON has long been defined by grit, great ideas, and the determination to push through challenges,” Wakefield said. “The growth and evolution we’ve seen – especially in the past few years – are the product of those ingredients. Doug has those exact same qualities, and I look forward to continuing to support him and the entire AAON organization in the years ahead.”

About AAON
Founded in 1988, AAON is a world leader in HVAC solutions for commercial and industrial indoor environments. The Company’s industry-leading approach to designing and manufacturing highly configurable equipment to meet exact needs creates a premier ownership experience with greater efficiency, performance, and long-term value. AAON is headquartered in Tulsa, Oklahoma, where its world-class innovation center and testing lab allow AAON engineers to continuously push boundaries and advance the industry. For more information, please visit www.aaon.com.